                                                      File Pursuant to 424(b)(2)
                                                              File No. 333-72912

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED NOVEMBER 21, 2001

                                                    [FLEETBOSTON FINANCIAL LOGO]

                              U.S. $4,000,000,000

                       FLEETBOSTON FINANCIAL CORPORATION
                       SENIOR MEDIUM-TERM NOTES, SERIES T
                    SUBORDINATED MEDIUM-TERM NOTES, SERIES U
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

THE NOTES:

- We will offer notes from time to time and specify the terms and conditions of each issue of notes in a pricing supplement.

- The notes will be senior or subordinated unsecured debt securities of FleetBoston.

- The notes will have stated maturities of nine months or more from the date they are originally issued.

- We will pay amounts due on the notes in U.S. dollars or any other consideration described in the applicable pricing supplement.

- We will specify whether the notes can be redeemed or repaid before their maturity and whether they are subject to mandatory redemption, redemption at the option of FleetBoston or repayment at the option of the holder of the notes.

- The notes may bear interest at fixed or floating rates or may not bear any interest. If the notes bear interest at a floating rate, the floating rate may be based on one or more indices or formulas plus or minus a fixed amount or multiplied by a specified percentage.

- The subordinated notes are subordinate to FleetBoston's senior indebtedness and other financial obligations, as described in the accompanying prospectus under "Description of Debt Securities -- Subordinated Debt Securities." Payment of principal of the subordinated notes may be accelerated only if there is a bankruptcy or reorganization of FleetBoston, and not if FleetBoston defaults in payment on the subordinated notes or in the performance of any other covenant of FleetBoston.

- The notes will be issued in denominations of $1,000 and integral multiples of $1,000 unless otherwise specified in the applicable pricing supplement.

 INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE S-3.

THE NOTES ARE NOT DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                   AGENTS' DISCOUNTS              PROCEEDS, BEFORE
                       PUBLIC OFFERING PRICE        AND COMMISSIONS           EXPENSES, TO FLEETBOSTON
                       ---------------------    ------------------------    -----------------------------
Per note.............        100%                     .125% - .75%                99.875% - 99.250%
Total(1).............   $4,000,000,000          $5,000,000 - $30,000,000    $3,995,000,000 - $3,970,000,000

------------------------
(1) Or the equivalent in one or more foreign or composite currencies.

We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through any agent as agent using its reasonable efforts to sell notes on our behalf. We may also sell notes without the assistance of an agent.

If we sell other securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement will be reduced.

References in this prospectus supplement to "FleetBoston," "we," "us" and "our" are to FleetBoston Financial Corporation.

BEAR, STEARNS & CO. INC.
          FLEET SECURITIES, INC.
                    GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                                       MORGAN STANLEY
                                              ROBERTSON STEPHENS
                                                     SALOMON SMITH BARNEY

          The date of this prospectus supplement is November 27, 2001.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                         PAGE
                                         ----
Risk Factors...........................   S-3
Description of the Notes...............   S-5
Certain United States Federal Income
  Tax Considerations...................  S-24
Plan of Distribution...................  S-30

                                   PROSPECTUS

                                        PAGE
                                        ----
About This Prospectus.................    2
Where You Can Find More Information...    2
Forward-looking Statements............    4
FleetBoston Financial Corporation.....    5
Consolidated Ratios of Earnings to
  Fixed Charges.......................    5
Use of Proceeds.......................    6
Regulation and Supervision............    6
  The GLB Act.........................    7
  Future Legislation..................    7
Description of Debt Securities........    7
  General.............................    8
  Registration and Transfer...........    9
  Payment and Place of Payment........   10
  Global Securities...................   10
  Events of Default...................   10
  Modification and Waiver.............   12
  Consolidation, Merger and Sale of
     Assets...........................   13

                                        PAGE
                                        ----
  Regarding the Trustee...............   13
  International Offering..............   13
Senior Debt Securities................   14
  Restrictive Covenants...............   14
  Defeasance..........................   15
Subordinated Debt Securities..........   15
  Subordination.......................   15
  Restrictive Covenants...............   17
Description of Warrants...............   17
  Offered Warrants....................   17
  Further Information in Prospectus
     Supplement.......................   18
  Significant Provisions of the
     Warrant Agreements...............   19
Plan of Distribution..................   20
Experts...............................   21
Legal Opinions........................   21

                                  RISK FACTORS

     Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant features of the notes or the relationship between these features.

NOTES INDEXED TO INTEREST RATE, CURRENCY OR OTHER INDICES OR FORMULAS ARE MORE VOLATILE THAN CONVENTIONAL DEBT SECURITIES

     If you invest in notes indexed to one or more interest rates, currency or other indices or formulas, you could be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower, or no amount of principal, premium or interest. You may receive payments at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

NOTES DENOMINATED IN FOREIGN CURRENCIES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH EXCHANGE RATE FLUCTUATION, FOREIGN EXCHANGE CONTROLS AND OTHER FACTORS OVER WHICH WE HAVE NO CONTROL

     Judgments. If an action based on your notes denominated in a specified currency other than U.S. dollars were commenced in a court of the United States, it is unlikely that the court would grant judgment in any currency other than U.S. dollars. The Judiciary Law of the State of New York provides, however, that a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree. You would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the judgment is converted to U.S. dollars and paid to you.

     Exchange Rates and Exchange Controls. If you invest in notes that are denominated in a foreign currency or currency units, there will be significant risks which are not associated with a similar investment in notes denominated in U.S. dollars. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the foreign currency and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. These risks depend on economic and political events and on the supply of and demand for the relevant currencies, factors over which we have no control. Moreover, if payments on your foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and you should expect such volatility in the future. Fluctuations in any particular exchange rate that have occurred in the past do not mean that fluctuations in that exchange rate may occur during the term of any note. If the currency specified in a note depreciates in value against the U.S. dollar, the effective yield of your note would decrease below its coupon rate, and could result in a loss to you on a U.S. dollar basis. Governmental exchange controls could affect exchange rates and the availability of the payment currency for your foreign currency notes on a required payment date. Even if there are no exchange controls, it is possible that your payment currency will not be available on a required payment date for circumstances beyond our control. In these cases, we will be allowed to satisfy our obligations in respect of your foreign currency notes in U.S. dollars.

     THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN CURRENCIES OTHER THAN U.S. DOLLARS. WE

BELIEVE THAT THESE RISKS ARE POTENTIALLY TOO VARIABLE TO ASCERTAIN AND DESCRIBE WITH ANY REASONABLE DEGREE OF CERTAINTY AND THAT PREPARATION OF A LIST OF EVERY POTENTIAL MATERIAL RISK INCORPORATING EVERY ECONOMIC, FINANCIAL, POLITICAL AND MILITARY CIRCUMSTANCE, AMONG OTHER THINGS, WOULD BE IMPRACTICAL. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN CURRENCIES OTHER THAN U.S. DOLLARS. THESE NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     Unless otherwise specified in the applicable pricing supplement, notes denominated in foreign currencies will not be sold in, or to residents of, the country of the specified currency in which particular notes are denominated.

     The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents, and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, or interest on, the notes. If you are not a resident of the United States, you should consult your own counsel with regard to such matters.

     Governments have imposed, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified currency other than U.S. dollars at a note's interest payment date or maturity or upon earlier redemption or repayment. We cannot assure you that exchange controls will not restrict or prohibit payment of principal or interest in any foreign currency or currency unit. Even if there are no actual exchange controls, it is possible that at a payment date of any particular note, the specified currency for such note would not be available to us due to circumstances beyond our control. In that event, we will make required payments in U.S. dollars on the basis of the market exchange rate. See "Description of the Notes."

     The applicable pricing supplement will contain information concerning exchange rates for the specified currency, if other than U.S. dollars, in which principal of, or interest on, the notes is payable, as against the U.S. dollar at selected times during the last five years, as well as current foreign exchange controls affecting that specified currency.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES

     If your notes are redeemable at our option or are subject to mandatory redemption, we may choose to, in the case of optional redemption, or must, in the case of mandatory redemption, redeem your notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

THERE MAY BE AN UNCERTAIN TRADING MARKET FOR YOUR NOTES; MANY FACTORS AFFECT THE TRADING VALUE OF YOUR NOTES

     We cannot assure you a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness may affect the trading market of your notes. These factors include:

     - the complexity and volatility of the index or formula applicable to the notes;

     - the method of calculating the principal, premium and interest in respect of the notes;

     - the time remaining to the maturity of the notes;

     - the outstanding amount of the notes;

     - the redemption features of the notes;

     - the amount of other securities linked to the index or formula applicable to the notes; and

     - the level, direction and volatility of market interest rates generally.

     In addition, because some notes were designed for specific investment objectives or strategies, these notes will have a more limited trading market, and will experience more price volatility, than notes designed for broader investment objectives or strategies. There may be a limited number of buyers for these notes. This may affect the price you receive for these notes or your ability to sell these notes at all. You should not purchase notes unless you understand and know you can bear the related investment risks.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

     Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

                            DESCRIPTION OF THE NOTES

     The senior notes will be issued as a series of debt securities under a senior indenture, dated as of December 6, 1999, the "SENIOR INDENTURE," between us and The Bank of New York, as trustee. The subordinated notes will be issued as a series of debt securities under a subordinated indenture, dated as of December 6, 1999, the "SUBORDINATED INDENTURE," between us and The Bank of New York, as trustee.

     The term "SENIOR DEBT SECURITIES," as used in this prospectus supplement, refers to all securities issued and issuable from time to time under our senior indentures and includes the senior notes. The term "SUBORDINATED DEBT SECURITIES," as used in this prospectus supplement, refers to all securities issued and issuable from time to time under our subordinated indentures and includes the subordinated notes. The debt securities and the senior and subordinated indentures are more fully described in the accompanying prospectus. The following summary of the material provisions of the notes and of the indentures is not complete and is qualified in its entirety by reference to the indentures, copies of which have been filed as exhibits to the registration statement of which the accompanying prospectus is a part.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front cover of that document.

     The following description of notes will apply unless otherwise specified in an applicable pricing supplement.

TERMS OF THE NOTES

     All senior debt securities, including the senior notes, will be our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. All subordinated debt securities, including the subordinated notes, will be our unsecured general obligations and will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the accompanying prospectus, to all of our senior indebtedness and other financial obligations (each as defined in the accompanying prospectus). As of September 30, 2001, our senior indebtedness and other financial obligations aggregated approximately $5.8 billion (holding company only). In addition, we issued $1.0 billion of senior notes on November 19, 2001. There is no limitation on our ability to issue additional senior indebtedness or other financial obligations.

     Because we are a holding company, our right and the rights of our creditors, including the holders of the notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that a bankruptcy court may recognize our claims as a creditor of that subsidiary. In addition, dividends, loans and advances to us from our banking subsidiaries are restricted by state and federal banking regulators.

     Our senior and subordinated indentures do not limit the aggregate principal amount of debt securities which we may issue. We may issue our debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by us for each series. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under our indentures in addition to the $4.0 billion aggregate principal amount of notes offered by this prospectus supplement. As of September 30, 2001, we had $4.5 billion aggregate principal amount of senior notes issued and outstanding and $4.0 billion of subordinated notes issued and outstanding (holding company only). The aggregate principal amount of notes which may be offered and sold by this prospectus supplement may be reduced by our sale of other securities under the registration statement of which the accompanying prospectus is a part.

     The notes will be offered on a continuing basis and will mature on a day nine months or more from their date of issue, as specified in the applicable pricing supplement. Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Notes may be issued at significant discounts from their principal amount payable at stated maturity, or on any date before the stated maturity date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at our option, repayment at the option of the holder or otherwise. The stated maturity date or such prior date, as the case may be, is referred to as a "MATURITY." Some notes may not bear interest.

     Unless otherwise indicated in a note and in the applicable pricing supplement, the notes will be denominated in United States dollars and we will make payments of principal of, and premium, if any, and interest on, the notes in United States dollars.

     We may change interest rates, interest rate formulae and other variable terms of the notes from time to time, but no change will affect any note already issued or as to which we have accepted an offer to purchase.

     Each note will be issued in fully registered book-entry form or certificated form, in denominations of $1,000 and integral multiples of $1,000, unless otherwise specified in the applicable pricing supplement. Notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company, referred to as "DTC," or any other depository as is identified in an applicable pricing supplement. See
"-- Book-Entry Notes." Registration of transfer of notes in certificated form will be made at the corporate trust office of the trustee. There will be no service charge for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

     We will make payments of principal of, and premium and interest, if any, on notes in book-entry form through the trustee to DTC or its nominee. See
"-- Book-Entry Notes." Unless otherwise specified in the applicable pricing supplement, a beneficial owner of notes in book-entry form that are denominated in a currency other than United States dollars, a "SPECIFIED CURRENCY," electing to receive payments of principal or any premium or interest in that specified currency must notify the participant of DTC through which its interest is held on or before the applicable regular record date, in the case of a payment of interest, and on or before the sixteenth day, whether or not a business day, as defined below, before the notes' stated maturity, in the case of principal or premium, of the beneficial owner's election to receive all or a portion of any payment in a specified currency. The participant must notify the depository of any election on or before the third business day after the regular record date. The depository will notify the paying agent of the election on or before the fifth business day after the regular record date. If complete instructions are received by the participant and forwarded to the depository, and forwarded by the depository to the paying agent, on or before the relevant dates, the beneficial owner of the notes in book-entry form will receive payments in the specified currency.

     In the case of notes in certificated form, we will make payment of principal or premium, if any, at the maturity of each note in immediately available funds upon presentation of the note and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form, at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or at any other place as we may designate. We will pay interest due at maturity to the person to whom we pay principal of a note in certificated form. Payment of interest due on notes in certificated form other than at maturity will be made at the corporate trust office of the trustee or, at our option, may be made by check mailed to the address of the person entitled to receive payment as the address appears in the security register. Notwithstanding the immediately preceding sentence, a holder of $1,000,000 or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions, having the same interest payment dates will, at our option, be entitled to receive interest payments, other than at maturity, by wire transfer of immediately available funds if the trustee has received appropriate wire transfer instructions in writing not less than 15 days prior to the applicable interest payment date. Any wire instructions received by the trustee shall remain in effect until revoked by the holder.

     "BUSINESS DAY" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to non-United States dollar-denominated notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the principal financial center, as defined below, of the country issuing the specified currency or, if the specified currency is the Euro, the day is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System is open; provided, further, that, with respect to notes as to which LIBOR is an applicable Interest Rate Basis, the day is also a London business day. "LONDON BUSINESS DAY" means a day on which commercial banks are open for business, including dealings in the LIBOR Currency, as defined below, in London.

     "PRINCIPAL FINANCIAL CENTER" means, unless otherwise specified in the applicable pricing supplement,

          (1) the capital city of the country issuing the specified currency; or

          (2) the capital city of the country to which the LIBOR currency relates;

except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, Portuguese escudos, South African rand and Swiss francs, the "principal financial center" will be The City of New York, Sydney and (solely in the case of the specified currency) Melbourne, Toronto, Frankfurt, Amsterdam, Milan, London (solely in the case of the LIBOR Currency), Johannesburg and Zurich, respectively.

TRANSACTION AMOUNT

     We may offer interest rates that may differ with respect to the notes depending upon, among other things, the aggregate principal amount of notes purchased in any transaction. We may offer notes with similar variable terms but different interest rates concurrently at any time. We may also concurrently offer notes having different variable terms to different investors.

REDEMPTION AT OUR OPTION

     The notes will not be subject to any sinking fund. We may redeem the notes at our option prior to their stated maturity only if an initial redemption date is specified in the applicable notes and in the applicable pricing supplement. If so indicated in the applicable pricing supplement, we may redeem the notes at our option on any date on and after the applicable initial redemption date specified in the applicable pricing supplement. On and after the initial redemption date, if any, we may redeem the related note at any time in whole or from time to time in part at our option at the applicable redemption price referred to below together with interest on the principal of the applicable note payable to the redemption date. Unless otherwise specified in the applicable pricing supplement, we must give notice of redemption not more than 60 nor less than 30 days before the redemption date. We will redeem the notes in increments of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. Unless otherwise specified in the applicable pricing supplement, the redemption price with respect to a note will initially mean the initial redemption percentage of the principal amount of the note to be redeemed specified in the applicable pricing supplement. The redemption price shall decline at each anniversary of the initial redemption date by a percentage of the principal amount to be redeemed specified in the applicable pricing supplement until the redemption price is 100% of the principal amount.

REPAYMENT AT THE HOLDER'S OPTION

     If so indicated in an applicable pricing supplement, we will repay the notes in whole or in part at the option of the holders of the notes on any optional repayment date specified in the applicable pricing supplement. If no optional repayment date is indicated with respect to a note, it will not be repayable at the option of the holder before its stated maturity. Any repayment in part will be in an amount equal to $1,000 or integral multiples of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. The repurchase price for any note so repurchased will be 100% of the principal amount to be repaid, together with interest on the principal of the applicable note payable to the date of repayment. For any note to be repaid, the trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee, not more than 45 nor less than 30 days before the optional repayment date:

     - in the case of a note in certificated form, the note and the form entitled "Option to Elect Repayment" duly completed; or

     - in the case of a note in book-entry form, instructions to that effect from the applicable beneficial owner of the notes to the depository and forwarded by the depository to the trustee.

     The trustee must receive notices of elections from a holder to exercise the repayment option by 5:00 p.m., New York City time, on the last day for giving that notice. Exercise of the repayment option by the holder of a note will be irrevocable.

     Only the depository may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as discussed above. In order to ensure that the trustee receives instructions on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the related notes in book-entry form, on the depository's records, to the trustee. See "-- Book-Entry Notes."

     If applicable, we will comply with the requirements of Section 14(e) of the Exchange Act and the rules promulgated under that section and any other securities laws or regulations in connection with any repayment at the option of the holder.

     We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

INTEREST

     Each note will bear interest from the date of issue at the rate per annum or, in the case of a floating rate note, pursuant to the interest rate formula stated in the applicable note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable and at maturity. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding regular record date to the registered holder on the next succeeding regular record date. The regular record date will be the fifteenth calendar day, whether or not a business day, immediately preceding the related interest payment date.

  FIXED RATE NOTES

     Unless otherwise specified in an applicable pricing supplement, each fixed rate note will bear interest from, and including, the date of issue, at the rate per annum stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid with respect to the applicable fixed rate notes, to, but excluding, the related interest payment date or maturity, as the case may be. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be payable semiannually on May 15 and November 15 of each year and at maturity. If any interest payment date or the maturity of a fixed rate note falls on a day that is not a business day, the related payment of principal, premium, if any, or interest will be made on the next succeeding business day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or maturity, as the case may be.

  FLOATING RATE NOTES

     Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be one or more of:

     - the CMT Rate;

     - the Commercial Paper Rate;

     - the Federal Funds Rate;

     - LIBOR;

     - the Prime Rate;

     - the Treasury Rate; or

     - any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

     A floating rate note may bear interest with respect to two or more Interest Rate Bases.

     TERMS. Each applicable pricing supplement will specify the terms of the floating rate note being delivered, including:

     - whether the floating rate note is a "Regular Floating Rate Note," an "Inverse Floating Rate Note" or a "Floating Rate/Fixed Rate Note;"

     - the Interest Rate Basis or Bases;

     - the Initial Interest Rate;

     - the Interest Reset Dates;

     - the interest payment dates;

     - the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated, the "INDEX MATURITY;"

     - the Maximum Interest Rate and Minimum Interest Rate, if any;

     - the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases, the "SPREAD;"

     - the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate, the "SPREAD MULTIPLIER;"

     - if one or more of the specified Interest Rate Bases is LIBOR, the LIBOR Currency, the Index Maturity and the Designated LIBOR Page; and

     - if one or more of the specified Interest Rate Bases is the CMT Rate, the Designated CMT Telerate Page and Designated CMT Maturity Index.

     The rate derived from the applicable Interest Rate Basis will be determined in accordance with the related provisions below. The interest rate in effect on each day will be based on:

     - if that day is an Interest Reset Date, the rate determined as of the Interest Determination Date (as defined below) immediately preceding that Interest Reset Date, or

     - if that day is not an Interest Reset Date, the rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date, except that the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Reset Date.

     The interest rate borne by the floating rate notes will be determined as follows:

     REGULAR FLOATING RATE NOTES. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an Addendum attached or as having "Other Provisions" apply relating to a different interest rate formula, it will be a "REGULAR FLOATING RATE NOTE" and, except as described below or in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

     - plus or minus the applicable Spread, if any, and/or

     - multiplied by the applicable Spread Multiplier, if any.

     The rate at which interest on the Regular Floating Rate Note will be payable will be reset on each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     FLOATING RATE/FIXED RATE NOTES. If a floating rate note is designated as a "FLOATING RATE/FIXED RATE NOTE," it will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

     - plus or minus the applicable Spread, if any, and/or

     - multiplied by the applicable Spread Multiplier, if any.

     The rate at which interest on the applicable Floating Rate/Fixed Rate Note will be payable will be reset on each Interest Reset Date; provided, however, that:

     - the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate; and

     - the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to maturity will be the Fixed Interest Rate; if no Fixed Interest Rate is specified, the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to maturity will be the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis.

     INVERSE FLOATING RATE NOTES. If a floating rate note is designated as an "INVERSE FLOATING RATE NOTE," except as described below, it will bear interest equal to:

     - the Fixed Interest Rate specified in the related pricing supplement, minus

     - the rate determined by reference to the applicable Interest Rate Basis or Bases plus or minus the applicable Spread, if any; and/or multiplied by the applicable Spread Multiplier, if any;

provided, however, that unless otherwise specified in the applicable pricing supplement, the interest rate on the applicable Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the applicable Inverse Floating Rate Note is payable will be reset on each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Each Interest Rate Basis shall be the rate determined in accordance with the applicable provisions below. Except as set forth above, the interest rate in effect on each day will be the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding the most recent Interest Reset Date.

     INTEREST RESET DATES. The applicable pricing supplement will specify the dates on which the interest rate on the related floating rate note will be reset, each, an "INTEREST RESET DATE." Unless otherwise specified in the applicable pricing supplement, the Interest Reset Dates will be, in the case of floating rate notes which reset:

     - daily -- each business day;

     - weekly -- the Wednesday of each week, with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week;

     - monthly -- the third Wednesday of each month;

     - quarterly -- the third Wednesday of March, June, September and December of each year;

     - semiannually -- the third Wednesday of the two months specified in the applicable pricing supplement; and

     - annually -- the third Wednesday of the month specified in the applicable pricing supplement;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the rate of interest will not reset after the applicable date on which interest begins to accrue at a fixed rate.

     If any Interest Reset Date for any floating rate note would otherwise be a day that is not a business day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a business day, except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the business day falls in the next succeeding calendar month, then the Interest Reset Date will be the immediately preceding business day.

     MAXIMUM AND MINIMUM INTEREST RATES. A floating rate note may also have either or both of the following:

     - a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period, a "MAXIMUM INTEREST RATE;" and

     - a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period, a "MINIMUM INTEREST RATE."

     The senior and subordinated indentures are, and any notes issued under the indentures will be, governed by and construed in accordance with the laws of the State of New York. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to securities in which $2,500,000 or more has been invested. While we believe that New York law would be given effect by a state or federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower, including, in some cases, corporate borrowers. Prospective investors should consult their personal advisors with respect to the applicability of these laws.

     INTEREST PAYMENTS. Each applicable pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from the date of issue at the rates specified in the applicable floating rate note until the principal of the applicable note is paid or otherwise made available for payment. Except as provided below or in the applicable pricing supplement, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

     - daily, weekly or monthly -- the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

     - quarterly -- the third Wednesday of March, June, September and December of each year;

     - semiannually -- the third Wednesday of the two months of each year specified in the applicable pricing supplement;

     - annually -- the third Wednesday of the month of each year specified in the applicable pricing supplement; and

     - at maturity.

     If any interest payment date for any floating rate note, other than an interest payment date at maturity, would otherwise be a day that is not a business day, the interest payment date will be postponed to the next succeeding day that is a business day, except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the business day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding business day. If the maturity of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest will be made on the next succeeding business day, and no interest on that payment will accrue for the period from and after the maturity.

     All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, would be rounded to 9.87655%, or .0987655. All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent with one-half cent being rounded upward.

     Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the related interest payment date or maturity.

     With respect to each floating rate note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

     - In the case of notes for which the Interest Rate Basis is the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

     - In the case of notes for which the Interest Rate Basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

     - The interest factor for notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied.

     INTEREST DETERMINATION DATES. The interest rate applicable to each interest reset period commencing on the Interest Reset Date with respect to that interest reset period will be the rate determined as of the applicable "INTEREST DETERMINATION DATE."

     - The Interest Determination Dates with respect to the CMT Rate and the Commercial Paper Rate will be the second business day preceding each Interest Reset Date for the related note.

     - The Interest Determination Dates with respect to the Federal Funds Rate and the Prime Rate, will be the business day immediately preceding each Interest Reset Date.

     - The Interest Determination Dates with respect to LIBOR will be the second London business day preceding each Interest Reset Date.

     - The Interest Determination Date with respect to the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which Treasury Bills, as defined below, are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be the preceding Friday. If an auction falls on any Interest Reset Date, then the related Interest Reset Date will instead be the first business day following the auction.

     - The Interest Determination Date pertaining to a floating rate note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest business day which is at least two business days before the applicable Interest Reset Date for the applicable floating rate note on which each Interest Reset Basis is determinable.

     - Each Interest Rate Basis will be determined on the Interest Determination Date, and the applicable interest rate will take effect on the related Interest Reset Date.

     CALCULATION DATE. Unless otherwise provided in the applicable pricing supplement, The Bank of New York will be the calculation agent, the "CALCULATION AGENT." The interest rate applicable to each interest period will be determined by the calculation agent on or prior to the calculation date, except with respect to LIBOR, which will be determined on the particular Interest Determination Date. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that floating rate note. Unless otherwise specified in the applicable pricing supplement, the calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

     - the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a business day, the next succeeding business day; or

     - the business day preceding the applicable Interest Payment Date or maturity, as the case may be.

     INITIAL INTEREST RATE. The interest rate in effect with respect to a floating rate note from the Issue Date to the first Interest Reset Date, the "INITIAL INTEREST RATE" will be specified in the applicable Pricing Supplement.

     CMT RATE. CMT Rate Notes will bear interest at the rates, calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable CMT Rate Notes and in any applicable pricing supplement.

     "CMT RATE" means:

     (1) if CMT Telerate Page 7051 is specified in the applicable pricing supplement:

          (a) the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15 (519) under the caption "Treasury Constant Maturities," as the yield is displayed on Bridge Telerate, Inc. (or any successor service), on page 7051 (or any other page as may replace page 7051 on that service) ("Telerate Page 7051"), for the applicable Interest Determination Date, or

          (b) if the rate referred to in clause (a) does not appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement and for the applicable Interest Determination Date as published in H.15(519) under the caption "Treasury Constant Maturities," or

          (c) if the rate referred to in clause (b) does not appear in H.15(519), the rate on the applicable Interest Determination Date for the period of the Index Maturity specified in the applicable pricing supplement as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

          (d) if the rate referred to in clause (c) is not published, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three leading primary United States government securities dealers in The City of New York, which may include an agent or its affiliates, each a "REFERENCE DEALER," selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation, or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity no more than 1 year shorter than the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

          (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of the quotations shall be eliminated, or

          (f) if fewer than three prices referred to in clause (e) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity closest to the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

          (g) if fewer than five but more than two prices referred to in clause
     (f) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of the quotations will be eliminated, or

          (h) if fewer than three prices referred to in clause (g) are provided as requested, the CMT Rate in effect on the applicable Interest Determination Date; or

     (2) if CMT Telerate Page 7052 is specified in the applicable pricing supplement:

          (a) the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption "Treasury Constant Maturities," as the yield is displayed on Bridge Telerate, Inc. (or any successor service) on page 7052 (or any other page as may replace page 7052 on that service) ("Telerate Page 7052"), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

          (b) if the rate referred to in clause (a) does not appear on Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement and for the week or month, as applicable, preceding the applicable Interest Determination Date as published in H.15(519) opposite the caption "Treasury Constant Maturities," or

          (c) if the rate referred to in clause (b) does not appear in H.15(519), the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

          (d) if the Federal Reserve Bank of New York does not publish the rate referred to in clause (c), the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation, or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity no more than 1 year shorter than the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

          (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of the quotations shall be eliminated, or

          (f) if fewer than three prices referred to in clause (e) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity closest to the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

          (g) if fewer than five but more than two prices referred to in clause
     (f) are provided as requested, the rate will be calculated by the calculation agent based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of the quotations will be eliminated, or

          (h) if fewer than three prices referred to in clause (g) are provided as requested, the CMT Rate in effect on the applicable Interest Determination Date.

     If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the Index Maturity specified in the applicable pricing supplement, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

     "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "DESIGNATED CMT TELERATE PAGE" means the display on Bridge Telerate, Inc. or any successor service on the page specified in the applicable pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519), or, if no page is specified in the applicable pricing supplement, page 7052.

     "DESIGNATED CMT MATURITY INDEX" means the original period to maturity of the United States Treasury securities, either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated or, if no maturity is specified in the applicable pricing supplement, 2 years.

     COMMERCIAL PAPER RATE. Commercial Paper Rate Notes will bear interest at the rates, calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Commercial Paper Rate Notes and in any applicable pricing supplement.

     "COMMERCIAL PAPER RATE" means:

          (1) the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15(519) under the caption "Commercial Paper -- Nonfinancial," or

          (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Money Market Yield of the rate on the applicable Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper -- Nonfinancial," or

          (3) if the rate is referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York, which may include the agent and its affiliates, selected by the calculation agent for commercial paper having the Index Maturity specified in the applicable pricing supplement placed for industrial issuers whose bond rating is "Aa," or the equivalent, from a nationally recognized statistical rating organization, or

          (4) if the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     "H.15 DAILY UPDATE" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/ h15/update, or any successor site or publication.

     "MONEY MARKET YIELD" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                 D X 360
        Money Market Yield =  -------------  X 100
                              360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     FEDERAL FUNDS RATE. Federal Funds Rate Notes will bear interest at the rates, calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Federal Funds Rate Notes and in any applicable pricing supplement.

     "FEDERAL FUNDS RATE" means:

          (1) the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (effective)," as displayed on Bridge Telerate, Inc. or any successor service on page 120 or any other page as may replace the applicable page on that service, "TELERATE PAGE 120," or

          (2) if the rate referred to in clause (1) does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for United States dollar federal funds published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (effective)," or

          (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in

     The City of New York, which may include the agent or its affiliates, selected by the calculation agent before 9:00 A.M., New York City time, on the applicable Interest Determination Date, or

          (4) if the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     LIBOR. LIBOR Notes will bear interest at the rates, calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, specified in the applicable LIBOR Notes and in any applicable pricing supplement.

     "LIBOR" means:

          (1) if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, LIBOR will be the rate for deposits in the LIBOR Currency, as defined below, having the Index Maturity specified in the applicable pricing supplement, commencing on the second London business day immediately following that Interest Determination Date that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on the applicable Interest Determination Date, or

          (2) if "LIBOR Reuters" is specified in the applicable pricing supplement, LIBOR will be the arithmetic mean of the offered rates for deposits in the LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the second London business day immediately following that Interest Determination Date, that appear, on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 A.M., London time, on the applicable Interest Determination Date. If the Designated LIBOR Page by its terms provides only for a single rate, then the single rate will be used, or

          (3) with respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the designated LIBOR Page as specified in clauses (1) and (2), respectively, the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks, which may include affiliates of the agent, in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the second London business day immediately following the applicable Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

          (4) if fewer than two quotations referred to in clause (3) are so provided, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable principal financial center(s), on the applicable Interest Determination Date by three major banks, which may include affiliates of the agent, in the applicable Principal Financial Center selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

          (5) if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

     "LIBOR CURRENCY" means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

     "DESIGNATED LIBOR PAGE" means either:

     - if "LIBOR Telerate" is designated in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. or any successor service on the page specified in such pricing supplement or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency, or

     - if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service or any successor service on the page specified in the applicable pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency.

     PRIME RATE. Prime Rate Notes will bear interest at the rates, calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Prime Rate Notes and any applicable pricing supplement.

     "PRIME RATE" means:

          (1) the rate on the applicable Interest Determination Date as published in H.15(519) under the caption "Bank Prime Loan," or

          (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate under the caption "Bank Prime Loan," or

          (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page as the particular bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the applicable Interest Determination Date, or

          (4) if fewer than four rates described in clause (3) are so published by 3:00 P.M., New York City time, on the related calculation date as shown on the Reuters Screen US PRIME 1 Page, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Interest Determination Date by three major banks, which may include affiliates of the agent, in The City of New York selected by the calculation agent, or

          (5) if the banks selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

     "REUTERS SCREEN US PRIME 1 PAGE" means the display on the Reuters Monitor Money Rates Service or any successor service on the "US PRIME 1 Page" or other page as may replace the US PRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

     TREASURY RATE. Treasury Rate Notes will bear interest at the rates, calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Treasury Rate Notes and in any applicable pricing supplement.

     "TREASURY RATE" means:

          (1) the rate from the auction held on the applicable Interest Determination Date, the "AUCTION," of direct obligations of the United States, "TREASURY BILLS," having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. or any successor service on page 56 or any other page as may replace page 56 on that service, "TELERATE PAGE 56," or page 57 or any other page as may replace page 57 on that service, "TELERATE PAGE 57," or

          (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High," or

          (3) if the rate described in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills announced by the United States Department of the Treasury, or

          (4) if the rate referred to in clause (3) is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/ Secondary Market," or

          (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/ Secondary Market," or

          (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

          (7) if the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the rate in effect on the applicable Interest Determination Date.

     "BOND EQUIVALENT YIELD" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                     D X N
        Bond Equivalent Yield =  -------------  X 100
                                 360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to an issue of notes, including the determination of one or more Interest Rate Bases, the specification of one or more Interest Rate Bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified by the terms as specified under "Other Provisions" on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

RENEWABLE NOTES

     We may issue renewable notes, "RENEWABLE NOTES," which are notes which will automatically renew at their maturity date unless the holder of the renewable note elects to terminate the automatic extension feature by giving notice in the manner described in the related pricing supplement.

     The holder of the renewable note must give notice of termination at least 15 but not more than 30 days prior to the renewal date. The holder of a renewable note may terminate the automatic extension for less than all of the holder's renewable notes only if the terms of the note as described in the related pricing supplement specifically permit partial termination. An election to terminate the automatic extension of any portion of the renewable note is not revocable and will be binding on the holder of the note. If the holder elects to terminate the automatic extension of the maturity of the note, the holder will become entitled to the principal and interest accrued up to the renewal date. The related pricing supplement will identify a final maturity date beyond which the maturity date cannot be renewed.

     If a note is represented by a global note, a "GLOBAL NOTE," the depository or its nominee will be the holder of the note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a note. In order to ensure that the depository or its nominee will timely exercise a right to terminate the automatic extension provisions of a particular note, the beneficial owner of the note must instruct the broker or other participant through which it holds an interest in the note to notify the depository of its desire to terminate the automatic extension of the note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to the depository or its nominee.

EXTENDIBLE NOTES

     We may issue notes whose stated maturity date may be extended at our option, an "EXTENDIBLE NOTE," for one or more whole year periods, each an "EXTENSION PERIOD," up to but not beyond a final maturity date described in the related pricing supplement.

     We may exercise our option to extend the extendible note by notifying the applicable trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then effective maturity date. If we elect to extend the extendible note, the trustee (or paying agent) will mail (at least 40 days prior to the maturity date) to the registered holder of the extendible note a notice, "EXTENSION NOTICE," informing the holder of our election, the new maturity date and any updated terms. Upon the mailing of the extension notice, the maturity of such note will be extended automatically as set forth in the extension notice.

     In connection with the extension of an extendible note, we may, not later than 20 calendar days prior to the maturity date of an extendible note (or, if such date is not a business day, on the immediately succeeding business day), at our option, establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period by mailing or causing the applicable trustee (or paying agent) to mail notice of that higher interest rate or higher spread and/or spread multiplier to the holder of the note. The notice will be irrevocable.

     If we elect to extend the maturity of an extendible note, the holder of the note will have the option to instead elect repayment of the note by us on the then effective maturity date. In order for an extendible note to be so repaid on the maturity date, we must receive, at least 25 days but not more than 35 days prior to the maturity date.

     (1) the note with the form "Option to Elect Repayment" on the reverse of the note duly completed; or

     (2) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., the "NASD," or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, will be received by the applicable trustee (or paying agent) not later than the fifth business day after the date of the telegram, telex, facsimile transmission or letter; provided, however, that the telegram, telex, facsimile transmission or letter will only be effective if the applicable trustee (or paying agent) receives the note and form duly completed by that fifth business day. The option may be exercised by the holder of an extendible note for less than the aggregate principal amount of the note then outstanding if the principal amount of the note remaining outstanding after repayment is an authorized denomination.

     A holder who has tendered an extendible note for repayment may, by written notice to us, revoke the tender until 3:00 pm New York City time on the 15th calendar day preceding the then effective maturity date.

     If a note is represented by a global note, the depository or its nominee will be the holder of that note and therefore will be the only entity that can exercise a right to repayment. To ensure that the depository or its nominee timely exercises a right to repayment with respect to a particular note, the beneficial owner of that note must instruct the broker or other participant through which it holds an interest in the note to notify the depository of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to the depository or its nominee.

FUNGIBLE NOTES

     We also have the ability under the senior and subordinated indentures to "reopen" a previously issued tranche of notes and issue additional notes of such tranche or establish additional terms of such tranche to the extent permitted under the senior or subordinated indenture, as applicable. We may also issue notes with the same terms as previously issued notes.

DISCOUNT NOTES

     We may from time to time offer notes at a price less than their redemption price at maturity, resulting in the applicable notes being treated as if they were issued with original issue discount for federal income tax purposes, "DISCOUNT NOTES." Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Additional considerations relating to any Discount Notes are described in "United States Federal Income Taxation."

INDEXED NOTES

     We may from time to time offer notes, "INDEXED NOTES," the principal value of which at maturity will be determined by reference to:

          (a) one or more equity or debt securities, including, but not limited to, the price or yield of those securities;

          (b) any statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index; or

          (c) the price or value of any commodity or any other item or index or any combination,

collectively, the "INDEXED SECURITIES." The payment or delivery of any consideration on any Indexed Note at maturity will be determined by the decrease or increase, as applicable, in the price or value of the applicable Indexed Securities. The terms of and any additional considerations, including any material tax consequences, relating to any Indexed Notes will be described in the applicable pricing supplement.

     In addition, we may from time to time offer notes under which we may satisfy all or part of our obligations with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions, or any interest payment, by delivering to the holders of the notes, other securities, which may or may not be issued by us, or a combination of cash, securities and/or property. The terms of any such notes and any additional considerations, including any material tax consequences will be described in the applicable pricing supplement.

BOOK-ENTRY NOTES

  DESCRIPTION OF THE GLOBAL SECURITIES

     Upon issuance, all notes in book-entry form having the same date of issue, maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, DTC, as depository, registered in the name of DTC or a nominee of DTC. Unless and until it is exchanged in whole or in part for notes in certificated form, no global note may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of the successor.

  DTC PROCEDURES

     The following is based on information furnished by DTC:

     DTC will act as securities depository for the notes in book-entry form. The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global notes will be issued for each issue of notes in book-entry form.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the NASD. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of notes in book-entry form under DTC's system must be made by or through direct participants, which will receive a credit for those notes in book-entry form on DTC's records. The ownership interest of each actual purchaser of each note in book-entry form represented by a global note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners in book-entry form will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a global note representing notes in book-entry form are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a global note representing notes in book-entry form will not receive notes in certificated form representing their ownership interests in those notes, except if use of the book-entry system for those notes in book-entry form is discontinued.

     To facilitate subsequent transfers, all global notes representing notes in book-entry form which are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of global notes with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global notes representing the notes in book-entry form; DTC's records reflect only the identity of the direct participants to whose accounts such notes in book-entry form are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the global notes representing the notes in book-entry form. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date.

     We will make principal, premium, if any, and/or interest, if any, payments on the global notes representing the notes in book-entry form in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the applicable participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of us and the trustee, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

     If applicable, we will send redemption notices to Cede & Co. If we are redeeming less than all of the notes in book-entry form of like tenor and terms, DTC's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

     A beneficial owner will give notice of any option to elect to have its notes in book-entry form repaid by us, through its participant, to the trustee, and will effect delivery of the applicable notes in book-entry form by causing the direct participant to transfer the participant's interest in the global note notes in book-entry form, on DTC's records, to the trustee.

     DTC may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to us or the trustee. If we do not appoint a successor securities depository, we are required to print and deliver notes in certificated form.

     We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, we will print and deliver notes in certificated form.

     The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in global notes.

     So long as DTC, or its nominee, is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the senior or subordinated indenture, as applicable. Except as provided below, beneficial owners of a global note will not be entitled to have the notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of those notes under the senior or subordinated indenture, as applicable. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the senior or subordinated indenture, as applicable. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the senior or subordinated indenture, as applicable, DTC would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

  EXCHANGE FOR NOTES IN CERTIFICATED FORM

     If:

          (a) DTC is at any time unwilling or unable to continue as depository and we do not appoint a successor depository within 60 days,

          (b) we execute and deliver to the trustee a company order to the effect that the global notes shall be exchangeable, or

          (c) an Event of Default has occurred and is continuing with respect to the notes,

the global note or global notes will be exchangeable for notes in certificated form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000. The certificated notes will be registered in the name or names as DTC instructs the trustee. We expect that instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes.

     The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of the information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the notes should consult their tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for United States federal income tax purposes:

     - a citizen or resident of the United States,

     - a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise),

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source,

     - a trust but only if (A) a court within the United States is able to exercise primary supervision over the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust, and

     - any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business.

     As used herein, the term "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

U.S. HOLDERS

     PAYMENTS OF INTEREST. Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the U.S. Holder's regular method of tax accounting.

     ORIGINAL ISSUE DISCOUNT. The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount ("Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") under the original issue discount provisions of the Code.

     For United States federal income tax purposes, original issue discount is the excess of the "stated redemption price at maturity" of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). The "issue price" of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The "stated redemption price at maturity" of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such note or any "true" discount on such note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the U.S. Holder's regular method of tax accounting. A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between
(i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the

Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the OID Regulations, floating rate notes are subject to special rules whereby a floating rate note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the floating rate note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of:

     - one or more qualified floating rates,

     - a single fixed rate and one or more qualified floating rates,

     - a single objective rate, or

     - a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Floating Rate Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the note.

     An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party) such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to qualify as an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate which is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. The OID Regulations also provide that if a floating rate note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the floating rate note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the floating rate note is issued at a "true" discount (i.e., at a price below the note's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a floating rate note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to:

     - in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or

     - in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note.

     The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during the accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     In general, any other variable note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the floating rate note. The OID Regulations generally require that such a floating rate note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the floating rate note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the floating rate note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the floating rate note is converted into a fixed rate that reflects the yield that is reasonably expected for the floating rate note. In the case of a floating rate note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of the floating rate note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the floating rate note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the floating rate note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

     Certain of the notes may be redeemable at our option prior to their stated maturity (a "call option") and/or may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

     SHORT-TERM NOTES. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S.

Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

     MARKET DISCOUNT. A U.S. Holder who purchases a note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) will be treated as having purchased such note at a "market discount," unless the amount of such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

     - the amount of such payment or realized gain or

     - the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition.

     Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     PREMIUM. If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the notes after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such

U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal such U.S. Holder's initial investment in the note increased by any original issue discount included in income (and any accrued market discount previously included in income) and decreased by the amount of any payments received (other than qualified stated interest) and amortizable bond premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note had been held at the time of disposition for more than one year.

FOREIGN CURRENCY NOTES

     Special tax provisions relating to notes denominated in a foreign currency will be set forth in the applicable note and the applicable pricing supplement relating thereto.

NON-U.S. HOLDERS

     A non-U.S. Holder who is an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf will not be subject to United States federal income taxes on payments of principal, premium, interest or original issue discount on a note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of ours, a controlled foreign corporation related to us or a bank receiving interest described in section 881(c)(3)(A) of the Code.

     To qualify for the exemption from taxation, a "Withholding Agent" must have received a statement from the individual or corporation that:

     - is signed under penalties of perjury by the beneficial owner of the note,

     - certifies that such owner is not a U.S. Holder, and

     - provides the beneficial owner's name and address.

A "Withholding Agent" is the last United States payor (or a non-U.S. payor who is a qualified intermediary, U.S. branch of a foreign person, or withholding foreign partnership) in the chain of payment prior to payment to a non-U.S. Holder (which itself is not a Withholding Agent). Generally, this statement is made on Form W-8BEN, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a Form W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of such change and furnish a new Form W-8BEN. A non-U.S. Holder who is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

     A non-U.S. Holder whose income with respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if such non-U.S. Holder was a U.S. person provided the holder provides to the Witholding Agent an IRS Form W-8ECI.

     Certain securities clearing organizations, and other entities who are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such case, the signed statement may require a copy of the beneficial owner's Form W-8BEN (or the substitute form).

     Generally, a non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, unless such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and such gain is derived from sources within the United States. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of us or, at the time of such individual's death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

     BACKUP WITHHOLDING. Backup withholding of United States federal income tax may apply to payments made in respect of the notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a note to (or through) a broker, the broker must report the sale and withhold on the entire purchase price, unless either:

     - the broker determines that the seller is a corporation or other exempt recipient, or

     - the seller certifies (generally on a Form W-8BEN) that such seller is a non-U.S. Holder (and certain other conditions are met).

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

     Prospective investors are strongly urged to consult their own tax advisors with respect to the Withholding Regulations.

                              PLAN OF DISTRIBUTION

     We are offering the notes for sale on a continuing basis through the agents Bear, Stearns & Co. Inc., Fleet Securities, Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Robertson Stephens, Inc. and Salomon Smith Barney Inc. who will purchase the notes, as agent or principal, from us, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the agents, or, if so specified in an applicable pricing supplement, for resale at a fixed public offering price. Unless otherwise specified in an applicable pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount of the note less a percentage of the principal amount equal to the commission applicable to an agency sale, as described below, of a note of identical maturity. Each agent has agreed to utilize its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of the principal amount of the notes, unless otherwise specified in an applicable pricing supplement. If notes are sold on an agency basis, we will pay a commission to the agent, ranging from .125% to .75% of the principal amount of a note, depending upon its stated maturity or, with respect to a note for which the stated maturity is in excess of 30 years, a commission as agreed upon by us and an agent at the time of sale.

     An agent may sell notes it has purchased from us as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with those purchases from us to those dealers. After the initial public offering of notes, the agent may change the public offering price or, in the case of notes to be resold at a fixed public offering price, the concession and the discount allowed to dealers.

     We reserve the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject orders, in whole or in part, whether placed directly with us or through any agent. An agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by that agent.

     Unless otherwise specified in an applicable pricing supplement, the agent will be required to pay the purchase price of the notes in immediately available funds in U.S. dollars or the specified currency, as the case may be, in New York City on the date of settlement.

     No note will have an established trading market when issued. Unless specified in the applicable pricing supplement, we will not list the notes on any securities exchange. Any agent may from time to time purchase and sell notes in the secondary market, but the agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, the agents may make a market in the notes.

     The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect of those liabilities. We have agreed to reimburse the agents for certain expenses.

     From time to time, we may issue and sell other securities described in the accompanying prospectus, and the amount of notes that we may offer and sell under this prospectus supplement may be reduced as a result of those sales.

     In connection with the offering of notes purchased by an agent as principal on a fixed price basis, the agent is permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If an agent creates a short position in the notes in connection with the offering, i.e., if it sells notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, then the agent may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than in the absence of these purchases.

     Neither we nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any agent makes any representation that an agent will engage in any of those transactions or that those transactions, once commenced, will not be discontinued without notice.

     Robertson Stephens, Inc. and Fleet Securities, Inc. are our wholly-owned subsidiaries. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding a NASD member firm's underwriting securities of an affiliate. In accordance with Rule 2720, no NASD member may make sales in this offering to any discretionary account without the prior specific written approval of the customer. This prospectus supplement and the accompanying prospectus may be used by Robertson Stephens and Fleet Securities in connection with offers and sales related to secondary market transactions in the notes. Robertson Stephens and Fleet Securities may act as principal or agent in these transactions. Those sales will be made at prices related to prevailing market prices at the time of sale.

     In the ordinary course of their business, certain of the agents and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and financial advisory transactions with us and our affiliates, for which they receive customary fees and expenses.

PROSPECTUS

                          [FLEETBOSTON FINANCIAL LOGO]

                       FLEETBOSTON FINANCIAL CORPORATION

FleetBoston Financial Corporation may offer and sell --

--   Debt Securities

--   Warrants

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

A security is not a deposit and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is November 21, 2001.

              IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
             PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

     We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

     - this prospectus, which provides general information, some of which may not apply to your securities;

     - the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

     - if necessary, a pricing supplement, which describes the specific terms of your securities.

     IF THE TERMS OF YOUR SECURITIES VARY BETWEEN THE PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THE FOLLOWING ORDER OF PRIORITY:

     - THE PRICING SUPPLEMENT, IF ANY;

     - THE PROSPECTUS SUPPLEMENT; AND

     - THE PROSPECTUS.

     We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

                            ------------------------

     Unless indicated in the applicable prospectus supplement, neither we nor the underwriters have taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
About This Prospectus...............    2
Where You Can Find More
  Information.......................    2
Forward-looking Statements..........    4
FleetBoston Financial Corporation...    5
Consolidated Ratios of Earnings to
  Fixed Charges.....................    5
Use of Proceeds.....................    6
Regulation and Supervision..........    6
  The GLB Act.......................    7
  Future Legislation................    7
Description of Debt Securities......    7
  General...........................    8
  Registration and Transfer.........    9
  Payment and Place of Payment......   10
  Global Securities.................   10
  Events of Default.................   10
  Modification and Waiver...........   12
  Consolidation, Merger and Sale of
     Assets.........................   13

                                      PAGE
                                      ----
  Regarding the Trustee.............   13
  International Offering............   13
Senior Debt Securities..............   14
  Restrictive Covenants.............   14
  Defeasance........................   15
Subordinated Debt Securities........   15
  Subordination.....................   15
  Restrictive Covenants.............   17
Description of Warrants.............   17
  Offered Warrants..................   17
  Further Information in Prospectus
     Supplement.....................   18
  Significant Provisions of the
     Warrant Agreements.............   19
Plan of Distribution................   20
Experts.............................   21
Legal Opinions......................   21

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the "SEC," utilizing a "shelf" registration process. Under this shelf process, we may from time to time sell any combination of the debt securities or warrants described in this prospectus in one or more offerings up to a total dollar amount of $4,131,868,750. We may also sell other securities under the registration statement that will reduce the total dollar amount of securities that we may sell under this prospectus. This prospectus provides you with a general description of the debt securities or warrants we may offer. Each time we sell debt securities or warrants, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "FLEETBOSTON," "WE," "US," "OUR" or similar references mean FleetBoston Financial Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers, among other securities, the offer and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

                           Northeast Regional Office
                                  233 Broadway
                            New York, New York 10007

                            Midwest Regional Office
                            500 West Madison Street
                                   Suite 1400
                          Chicago, Illinois 60661-2511

     You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is:

                                 http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Boston Stock Exchange, 100 Franklin Street, Boston, Massachusetts 02110.

     The SEC allows us to "INCORPORATE BY REFERENCE" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

     This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

SEC FILINGS                                             PERIOD
-----------                                             ------
Annual Report on Form 10-K..........................    Year ended December 31, 2000, as filed on
                                                        February 28, 2001
Quarterly Reports on Form 10-Q......................    Quarter ended March 31, 2001, as filed on May
                                                        15, 2001
                                                        Quarter ended June 30, 2001, as filed on
                                                        August 14, 2001
                                                        Quarter ended September 30, 2001, as filed on
                                                        November 14, 2001
The description of FleetBoston common stock set
  forth in the FleetBoston registration statement
  filed by Industrial National Corporation
  (predecessor to FleetBoston) on Form 8-B dated May
  29, 1970, and any amendment or report filed for
  the purpose of updating that description; and
Current Reports on Form 8-K.........................    Filed:
                                                        -January 17, 2001
                                                        -March 1, 2001
                                                        -March 14, 2001
                                                        -April 17, 2001
                                                        -May 4, 2001
                                                        -July 18, 2001
                                                        -September 17, 2001
                                                        -September 26, 2001
                                                        -October 17, 2001
                                                        -October 19, 2001, as amended by a
                                                         Form 8-K/A filed October 23, 2001
                                                        -November 19, 2001

     We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date we sell all of the debt securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                         Investor Relations Department
                       FleetBoston Financial Corporation
                          P.O. Box 2016, MA DE 10034F
                        Boston, Massachusetts 02106-2106
                                 (617) 434-7858

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including information included or incorporated by reference, contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, including, without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

     These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to many factors, including:

     - general political and economic conditions, either domestically or internationally or in the states in which we are doing business, may be less favorable than expected;

     - the adverse economic effects of the recent terrorist attacks against the United States and the response of the United States to those attacks may be greater than expected;

     - Latin American economies, particularly the economy of Argentina, may continue to exhibit weakness and may also adversely impact the economies of other countries;

     - credit quality may continue to deteriorate, resulting in an increase in the level of our nonperforming assets and chargeoffs;

     - interest rate and currency fluctuations, equity and bond market fluctuations and perceptions, and inflation may be greater than expected;

     - global capital markets in general, and the technology and telecommunication industries in particular, may continue to exhibit weakness, adversely affecting our principal investing and other capital markets businesses;

     - competitive product and pricing pressures among financial institutions within our markets may increase significantly;

     - legislative or regulatory developments, including regulations adopted under the Gramm-Leach-Bliley Act and other changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry, may adversely affect our business;

     - technological changes, including the impact of the Internet on our business, may be more difficult or expensive than anticipated;

     - expected cost savings from mergers, acquisitions and integrations of acquired businesses and cost saving initiatives may not be fully realized or may not be realized within the expected time frames; and

     - the level of costs or difficulties related to the integration of acquired businesses may be greater than expected.

                       FLEETBOSTON FINANCIAL CORPORATION

     We are a diversified financial services company offering a comprehensive array of financial solutions to approximately 20 million customers in more than 20 countries. Among our key lines of business are:

     - Consumer and Investment Services -- includes domestic retail banking to consumer and small business customers, community banking, student loan processing, credit card services, and investment management and retail brokerage services, including mutual funds and investments, retirement planning, large institutional asset management and not-for-profit investment services;

     - Wholesale and Global Banking -- includes commercial finance, including asset-based lending and leasing; international banking in key Latin American markets; corporate banking, including specialized industry and institutional lending; and middle market lending, including commercial lending, government banking services, trade services and cash management; and

     - Capital Markets -- includes investment banking services, brokerage market-making and principal investing.

     On March 1, 2001, we completed our acquisition of Summit Bancorp, which was accounted for as a pooling of interests. All financial information set forth or incorporated by reference in this prospectus and the accompanying prospectus supplement has been restated for all periods to give effect to the Summit acquisition.

     At September 30, 2001, our total assets on a consolidated basis were $201.9 billion, our consolidated total deposits were $126.4 billion and our consolidated total stockholders' equity was $19.8 billion. Based on total assets, we are the seventh largest financial holding company in the United States.

     Our principal office is located at 100 Federal Street, Boston, Massachusetts 02110, telephone number (617) 434-2200.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges were as follows for the five most recent fiscal years and the nine months ended September 30, 2001:

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                   -----------------    ------------------------------------
                                         2001           2000    1999    1998    1997    1996
                                   -----------------    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed
  Charges:
  Excluding Interest on
     Deposits....................        2.00x          2.58x   2.23x   2.65x   3.01x   2.81x
  Including Interest on
     Deposits....................        1.45           1.75    1.54    1.63    1.70    1.59

-------------------------

     For the purpose of computing the ratio of earnings to fixed charges, "EARNINGS" consist of income before income taxes plus fixed charges, excluding capitalized interest. "FIXED CHARGES" consist of interest on short-term debt and long-term debt, including interest related to capitalized leases and capitalized interest, and one-third of rent expense, which approximates the interest component of that expense. In addition, where indicated, fixed charges include interest on deposits.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement, pricing supplement or term sheet relating to a specific issue of securities. Our general corporate purposes may include extending credit to, or funding investments in, our subsidiaries. The precise amounts and the timing of our use of the net proceeds will depend upon our subsidiaries' funding requirements and the availability of other funds. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to fund our subsidiaries.

                           REGULATION AND SUPERVISION

     As a financial holding company, we are subject to inspection, examination and supervision by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act (the "GLB Act"), which is discussed below under "-- The GLB Act." Our banking subsidiaries are subject to extensive supervision, examination and regulation by various bank regulatory authorities and other governmental agencies in the states and countries where we and our subsidiaries operate. Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. In addition, there are various statutory and regulatory limitations on the extent to which our banking subsidiaries can finance or otherwise transfer funds to us or to our nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Those transfers by any subsidiary bank to us or a nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to us and all such nonbanking subsidiaries, to an aggregate of 20% of each such bank's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

     In addition, there are regulatory limitations on the payment of dividends directly or indirectly to us from our banking subsidiaries. Under applicable banking statutes, at September 30, 2001, our banking subsidiaries could have declared additional dividends of approximately $786 million without prior regulatory approval. Federal and state regulatory agencies also have the authority to limit further our banking subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank.

     Under the policy of the Federal Reserve Board, we are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank in circumstances where we might not do so absent such policy. In addition, any subordinated loans by us to any of our subsidiary banks would also be subordinate in right of payment to depositors and obligations to other creditors of such subsidiary bank. Further, the Crime Control Act of 1990 amended the federal bankruptcy laws to provide that, in the event of our bankruptcy, any commitment by us to our regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries, and specific information relevant to us, refer to our Annual Report on Form 10-K for the year ended December 31, 2000 and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

THE GLB ACT

     The GLB Act, enacted in 1999, eliminates many of the restrictions placed on the activities of certain qualified bank holding companies. A bank holding company that qualifies as a "financial holding company" can expand into a wide variety of financial services, including securities activities, insurance, and merchant banking without the prior approval of the Federal Reserve Board. Our election to become a "financial holding company," which we filed with the Federal Reserve Board, became effective on March 13, 2000.

     Banks are also authorized by the GLB Act to engage, through "financial subsidiaries," in certain activities that are permissible for a financial holding company and other activities that its applicable regulators deem to be financial in nature or incidental to any such financial activity. The authority of a bank to invest in a financial subsidiary is subject to a number of conditions.

     The GLB Act also contains a number of other provisions that will affect our operations and the operations of all financial institutions. At this time, we do not believe that the GLB Act will have a material adverse impact upon our or our subsidiaries' financial condition or results of operations.

FUTURE LEGISLATION

     Changes to the laws and regulations in the states and countries where we and our subsidiaries do business can affect the operating environment of financial holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our or our subsidiaries' financial condition or results of operations.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue the senior debt securities under an indenture dated as of December 6, 1999, the "SENIOR INDENTURE," between us and The Bank of New York as senior trustee. We will issue the subordinated debt securities under an indenture dated as of December 6, 1999, the "SUBORDINATED INDENTURE," between us and The Bank of New York as subordinated trustee. A copy of each of the indentures are exhibits to the registration statement which contains this prospectus.

     In the following summaries, we describe the general terms and provisions of the debt securities to be offered by any prospectus supplement. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in the prospectus supplement relating to those offered securities. The following summaries of all material terms of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures, including the definitions of terms.

     The senior debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured and will be subordinated to all of our existing and future senior indebtedness and other financial obligations, as described under "Subordinated Debt Securities -- Subordination" beginning on page 15.

GENERAL

     We may issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. We expect from time to time to incur additional indebtedness which may be senior to the debt securities. Neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. The debt securities will not be secured.

     We may issue debt securities upon the satisfaction of conditions contained in the indentures, including the delivery to the applicable trustee of a resolution of our board of directors and a certificate of an authorized officer that fixes or establishes the terms of the debt securities being issued. Any resolution or officer's certificate approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, including:

     - the title and series designation;

     - the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial public offering price of the debt securities which may be issued under the applicable indenture;

     - the principal amount payable, whether at maturity or upon earlier acceleration, whether the principal amount will be determined with reference to an index, formula or other method which may be calculated, without limitation, with reference to the value of currencies, securities or baskets of securities, commodities, indices or other measurements to which any such amount payable is linked, and whether the debt securities will be issued as original issue discount securities (as defined below);

     - the date or dates on which the principal of the debt securities is payable;

     - any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

     - the date from which any interest will accrue;

     - any interest payment dates;

     - whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination if different from that summarized in this prospectus;

     - the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

     - the stated maturity date;

     - whether the debt securities are to be issued in global form;

     - any sinking fund requirements;

     - any provisions for redemption, the redemption price and any remarketing arrangements;

     - the minimum denominations;

     - whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

     - the form in which we will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

     - information with respect to book-entry procedures;

     - the place or places where payments or deliveries on the debt securities will be made and the debt securities may be presented for registration of transfer or exchange;

     - whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

     - whether, and the terms and conditions relating to when, we may satisfy all or part of our obligations with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions, or any interest payment, by delivering to the holders of the debt securities, other securities, which may or may not be issued by us, or a combination of cash, securities and/or property, "MATURITY CONSIDERATION";

     - the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus; and

     - any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

     Please see the accompanying prospectus supplement, pricing supplement or the terms sheet you have received or will receive for the terms of the specific debt securities we are offering. We may deliver this prospectus before or concurrently with the delivery of a terms sheet. We may issue debt securities under the indentures upon the exercise of warrants to purchase debt securities. See "Description of Warrants." Nothing in the indentures or in the terms of the debt securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

     Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

     Debt securities may be issued as "ORIGINAL ISSUE DISCOUNT SECURITIES" which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. In the event that the maturity of any original issue discount security is accelerated, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the applicable prospectus supplement, the terms of the security and the relevant indenture, but will be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable prospectus supplement, we will issue each series of debt securities in registered form only, without coupons. The indentures, however, provide that we may also issue debt securities in bearer form only, or in both registered and bearer form. If debt securities are issued in bearer form, the prospectus supplement will contain additional provisions that apply to those debt securities.

     Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the trustee according to the terms of the applicable indenture. In no event, however, will debt securities in registered form be exchangeable for debt securities in bearer form.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities issued in fully registered form will be issued without coupons and in denominations of (1) $1,000 or integral multiples of $1,000 for any senior debt security and (2) $100,000 or any integral multiple of $1,000 in excess of $100,000 for any subordinated debt security.

     We will not impose a service charge for any transfer or exchange of the debt securities but may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

PAYMENT AND PLACE OF PAYMENT

     We will pay or deliver principal, maturity consideration and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

GLOBAL SECURITIES

     Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

EVENTS OF DEFAULT

     The following are events of default under the senior indenture with respect to senior debt securities of any series:

     - default in the payment of any principal or premium on senior debt securities of that series when due;

     - default in the payment of any interest on senior debt securities of that series when due, which continues for 30 days;

     - default in the delivery or payment of the maturity consideration on senior debt securities of that series when due;

     - default in the deposit of any sinking fund payment on senior debt securities of that series when due;

     - default in the performance of any other obligation contained in the applicable indenture for the benefit of that series or in the senior debt securities of that series, which continues for 60 days after written notice;

     - specified events in bankruptcy, insolvency or reorganization; and

     - any other event of default provided with respect to senior debt securities of that series.

     The following are the only events of default under the subordinated indenture with respect to subordinated debt securities of any series:

     - specified events in bankruptcy, insolvency or reorganization; and

     - any other event of default provided with respect to subordinated debt securities of that series.

     If an event of default occurs and is continuing for any series of debt securities, the trustee or the holders of at least 25% in aggregate principal amount or issue price of the outstanding securities of that series may declare all amounts, or any lesser amount provided for in the debt securities of that series, to be due and payable or deliverable immediately.

     The subordinated trustee and the holders of subordinated debt securities will not be entitled to accelerate the maturity of the subordinated debt securities in the case of a default in the performance of any covenant with respect to the subordinated debt securities, including the payment of interest and principal or the delivery of the maturity consideration. However, if a default occurs and is continuing under the subordinated indenture, the subordinated trustee may, in its discretion and subject to certain conditions, seek to enforce its rights and the rights of the holders of the subordinated debt securities by appropriate judicial proceedings.

     The following are defaults under the subordinated indenture with respect to subordinated debt securities of any series:

     - any event of default with respect to subordinated debt securities of that series;

     - default in the payment of any principal or premium on subordinated debt securities of that series when due;

     - default in the payment of any interest on subordinated debt securities of that series when due, which continues for 30 days;

     - default in the delivery or payment of the maturity consideration on subordinated debt securities of that series when due;

     - default in the performance of any other obligation contained in the applicable indenture for the benefit of that series or in the subordinated debt securities of that series, which continues for 60 days after written notice; and

     - any other default provided with respect to subordinated debt securities of that series.

     At any time after the trustee or the holders have accelerated a series of debt securities, but before the trustee has obtained a judgment or decree for payment of money due or delivery of the maturity consideration, the holders of a majority in aggregate principal amount or issue price of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

     The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

     - in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

     - in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

     The holders of a majority in principal amount or issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

     Unless otherwise stated in the applicable prospectus supplement, any series of debt securities issued under any indenture will not have the benefit of any cross-default provisions with any of our other indebtedness.

     A holder of any debt security of any series will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

     - that holder previously gives to the trustee written notice of a continuing event of default with respect to debt securities of that series;

     - the holders of not less than 25% for any senior debt security, or a majority for any subordinated debt security, in aggregate principal amount or issue price of the outstanding debt securities of that series also will have made written request and offered the trustee indemnity satisfactory to the trustee to institute that proceeding as trustee;

     - the trustee will not have received from the holders of a majority in principal amount or issue price of the outstanding debt securities of that series a direction inconsistent with the request; and

     - the trustee will have failed to institute the proceeding within 60 days.

     However, any holder of a debt security has the absolute right to institute suit for any defaulted payment after the due dates for payment under that debt security.

     We are required to furnish to the trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance.

MODIFICATION AND WAIVER

     We and the applicable trustee may amend and modify each indenture with the consent of holders of at least 66 2/3% in principal amount or issue price of each series of debt securities issued under that indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:

     - change the stated maturity date of the principal or maturity consideration of, or any installment of principal or interest on, any debt security issued under that indenture;

     - reduce the principal amount or maturity consideration of, the rate of interest on, or any premium payable upon the redemption of any debt security issued under that indenture;

     - reduce the amount of principal or maturity consideration of an original issue discount security issued under that indenture payable upon acceleration of its maturity;

     - change the place or currency of payment of principal or maturity consideration of, or any premium or interest on, any debt security issued under that indenture;

     - impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

     - reduce the percentage in principal amount or issue price of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

     - reduce the percentage in principal amount or issue price of debt securities of any series issued under that indenture, the consent of whose holders is required to waive any past default.

     The holders of at least a majority in principal amount or issue price of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under "-- Events of Default" beginning on page 10.

     We and the trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:

     - to evidence the succession of another person to us;

     - to add to our covenants for the benefit of the holders of all or any series of securities;

     - to add events of default;

     - to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

     - to change or eliminate any of the provisions of the applicable indenture, so long as any such change or elimination will become effective only when there is no outstanding security of any series which is entitled to the benefit of that provision;

     - to establish the form or terms of debt securities of any series;

     - to evidence and provide for the acceptance of appointment by a successor trustee;

     - to cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect under that indenture;

     - to convey, transfer, assign, mortgage or pledge any property to or with the trustee; or

     - to provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

     - the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations to:

          - pay or deliver the principal or maturity consideration of, and any premium, or interest on, the debt securities; and

          - perform and observe all of our other obligations under the indentures, and

     - we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

     Neither of the indentures provides for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

REGARDING THE TRUSTEE

     We maintain banking relations with the trustee. In addition, our banking subsidiaries maintain deposit accounts and correspondent banking relations with the trustee.

     The occurrence of any default under either the senior indenture, the subordinated indenture or the indenture between us and the trustee relating to our junior subordinated debentures, which may also be issued under the registration statement, could create a conflicting interest for the trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the trustee has or acquired a conflicting interest, the trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as trustee with respect to the debt securities issued under the senior indenture or the subordinated indenture, or with respect to the junior subordinated debentures issued to certain Delaware statutory business trusts of ours under a separate indenture. If the trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

     The Trust Indenture Act also imposes certain limitations on the right of the trustee, as a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any cash claim or otherwise. The trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of
Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

INTERNATIONAL OFFERING

     If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities may be issued in bearer form and will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

     We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States (1) may be subject to certain selling restrictions, (2) may be listed on one or more foreign stock exchanges and (3) may have special United States tax and other considerations applicable to an offering outside the United States.

                             SENIOR DEBT SECURITIES

     The senior debt securities will be our direct, unsecured obligations and will rank pari passu with all of our other outstanding senior indebtedness.

RESTRICTIVE COVENANTS

     DISPOSITION OF VOTING STOCK OF CERTAIN SUBSIDIARIES. We may not sell or otherwise dispose of, or permit the issuance of, any voting stock or any security convertible or exercisable into voting stock of a "principal constituent bank" of ours or any subsidiary of ours which owns a controlling interest in a principal constituent bank. A "PRINCIPAL CONSTITUENT BANK" is defined in the senior indenture as Fleet National Bank and any other of our majority-owned banking subsidiaries designated as a principal constituent bank. Any designation of a banking subsidiary as a principal constituent bank with respect to senior debt securities of any series will remain effective until the senior debt securities of that series have been repaid. As of the date of this prospectus, no banking subsidiaries other than Fleet National Bank have been designated as principal constituent banks with respect to any series of debt securities.

     This restriction does not apply to dispositions made by us or any subsidiary:

     - acting in a fiduciary capacity for any person other than us or any subsidiary;

     - to us or any of our wholly-owned subsidiaries;

     - if required by law for the qualification of directors;

     - to comply with an order of a court or regulatory authority;

     - in connection with a merger of, or consolidation of, a principal constituent bank with or into a wholly-owned subsidiary or a majority-owned banking subsidiary, as long as we hold, directly or indirectly, in the entity surviving that merger or consolidation, not less than the percentage of voting stock we held in the principal constituent bank prior to that action;

     - if that disposition or issuance is for fair market value as determined by our board of directors, and, if after giving effect to that disposition or issuance and any potential dilution, we and our wholly-owned subsidiaries will own directly not less than 80% of the voting stock of that principal constituent bank or any subsidiary which owns a principal constituent bank;

     - if a principal constituent bank sells additional shares of voting stock to its stockholders at any price, if, after that sale, we hold directly or indirectly not less than the percentage of voting stock of that principal constituent bank we owned prior to that sale; or

     - if we or a subsidiary pledges or creates a lien on the voting stock of a principal constituent bank to secure a loan or other extension of credit by a majority-owned banking subsidiary subject to Section 23A of the Federal Reserve Act.

     LIMITATION UPON LIENS ON CERTAIN CAPITAL STOCK. We may not at any time, directly or indirectly, create, assume, incur or permit to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon:

     - any shares of capital stock of any principal constituent bank, other than directors' qualifying shares; or

     - any shares of capital stock of a subsidiary which owns capital stock of any principal constituent bank.

     This restriction does not apply to:

     - liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books adequate reserves to cover the contested amount; or

     - the lien of any judgment, if that judgment is discharged, or stayed on appeal or otherwise, within 60 days.

DEFEASANCE

     We may terminate or "defease" our obligations under the senior indenture with respect to the senior debt securities of any series by taking the following steps:

     - depositing irrevocably with the senior trustee an amount which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the senior debt securities:

               - in the case of senior debt securities denominated in U.S.
                 dollars, U.S. dollars or U.S. government obligations;

               - in the case of senior debt securities denominated in a foreign currency, money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

               - a combination of money and U.S. government obligations or foreign government obligations;

     - delivering:

               - an opinion of independent counsel that the holders of the senior debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

               - if the senior debt securities of that series are then listed on the New York Stock Exchange, an opinion of counsel that those senior debt securities will not be delisted as a result of the exercise of this defeasance option;

               - an opinion of counsel as to certain other matters; and

               - officers' certificates certifying as to compliance with the senior indenture and other matters;

     - no event of default under the senior indenture may exist or be caused by the defeasance;

     - the defeasance will not cause an event of default under any of our other agreements or instruments; and

     - we will have paid all other amounts due and owing under the senior indenture.

                          SUBORDINATED DEBT SECURITIES

     The subordinated debt securities will be our direct, unsecured obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will rank equal with all of our outstanding subordinated indebtedness that is not specifically stated to be junior to the subordinated debt securities.

SUBORDINATION

     The subordinated debt securities will be subordinated in right of payment to all "senior indebtedness," as defined below. In certain events of insolvency, payments on the subordinated debt securities will also be effectively subordinated in right of payment to all "other financial obligations," as defined below. In certain circumstances relating to our liquidation, dissolution, winding up, reorganization, insolvency or similar proceedings, the holders of all senior indebtedness will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities. If, after all payments have been made to the holders of senior indebtedness, (A) there are amounts available for payment on the subordinated debt securities and (B) any person entitled to payment according to the terms of our other financial obligations, as defined on page 16, has not received full payment, then amounts available for payments on the subordinated debt securities will first be used to pay in full those other financial obligations before we may make any payment on the subordinated debt securities. This obligation to pay over these excess amounts does not exist for any of our "EXISTING SUBORDINATED INDEBTEDNESS" issued prior to November 30, 1992.

     If the maturity of any debt securities is accelerated, we will have to repay all senior indebtedness and other financial obligations before we can make any payment on the subordinated debt securities.

     In addition, we may make no payment on the subordinated debt securities in the event:

     - there is a default in any payment or delivery with respect to any senior indebtedness; or

     - there is an event of default with respect to any senior indebtedness which permits the holders of that senior indebtedness to accelerate the maturity of the senior indebtedness.

     By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency, our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities. By reason of the obligation of the holders of subordinated debt securities to pay over any amount remaining after payment of senior indebtedness to persons in respect of our other financial obligations, in the event of insolvency, holders of our existing subordinated indebtedness may recover more, ratably, than the holders of subordinated debt securities.

     Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, "SENIOR INDEBTEDNESS" is defined in the subordinated indenture as:

     - the principal of, premium, if any, and interest on all of our "indebtedness for money borrowed," as defined below, except (A) existing subordinated indebtedness and other subordinated debt securities issued under the subordinated indenture, (B) any indebtedness which is expressly stated to be junior in right of payment to the subordinated debt securities and (C) indebtedness which is expressly stated to rank equal with the subordinated debt securities; and

     - any deferrals, renewals or extensions of any senior indebtedness.

     The term "INDEBTEDNESS FOR MONEY BORROWED" means:

     - any of our obligations or any obligation we have guaranteed for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments; and

     - any of our deferred payment obligations or any such obligation we have guaranteed for the payment of the purchase price of property or assets evidenced by a note or similar instrument.

     Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities offered by that prospectus supplement, "OTHER FINANCIAL OBLIGATIONS" means all of our obligations to make payment pursuant to the terms of financial instruments, such as:

     - securities contracts and foreign currency exchange contracts;

     - derivative instruments, such as swap agreements, including interest rate and foreign exchange rate swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts; and

     - similar financial instruments, other than obligations on account of senior indebtedness and obligations on account of indebtedness for money borrowed ranking equal with or subordinate to the subordinated debt securities.

     As of September 30, 2001, we had an aggregate of approximately $4 billion in subordinated debt outstanding at the parent company level (excluding junior subordinated debentures issued to and held by certain of our statutory business trusts), of which $.5 billion is subordinated to our senior indebtedness and $3.5 billion is subordinated to our senior indebtedness and other financial obligations.

     The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness or other financial obligations, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

     The subordinated debt securities will rank equal in right of payment with each other and with the existing subordinated indebtedness, subject to the obligations of the holders of subordinated debt securities to pay over amounts remaining after payment of senior indebtedness to persons in respect of other financial obligations.

     The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

RESTRICTIVE COVENANTS

     The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

                            DESCRIPTION OF WARRANTS

OFFERED WARRANTS

     We may issue warrants that are debt warrants or universal warrants. We may offer warrants separately or together with one or more additional warrants or debt securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date. Universal warrants issued in the United States may not be so separated prior to the 91st day after the issuance of the unit, unless otherwise specified in the applicable prospectus supplement.

     Debt Warrants. We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale. We refer to this type of warrant as a "DEBT WARRANT."

     Universal Warrants. We may also issue warrants to purchase or sell, on terms to be determined at the time of sale:

     - securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

     - currencies; or

     - commodities.

     We refer to the property in the above clauses as "WARRANT PROPERTY." We refer to this type of warrant as a "UNIVERSAL WARRANT." We may satisfy our obligations, if any, with respect to any universal warrants by delivering the warrant property or, in the case of warrants to purchase or sell securities or commodities, the cash value of the securities or commodities, as described in the applicable prospectus supplement.

FURTHER INFORMATION IN PROSPECTUS SUPPLEMENT

     General Terms of Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

     - the specific designation and aggregate number of, and the price at which we will issue, the warrants;

     - the currency with which the warrants may be purchased;

     - the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

     - whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security included in that unit;

     - any applicable material United States federal income tax consequences;

     - the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination, or other agents;

     - the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     - information with respect to book-entry procedures, if any;

     - the antidilution provisions of the warrants, if any;

     - any redemption or call provisions;

     - whether the warrants are to be sold separately or with other securities as part of units; and

     - any other terms of the warrants.

     Additional Terms of Debt Warrants. The prospectus supplement will contain, where applicable, the following terms of and other information relating to any debt warrants:

     - the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants;

     - if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of the debt warrants issued with each of the debt securities;

     - if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable; and

     - the principal amount of debt securities purchasable upon exercise of each debt warrant, the price at which and the currency in which the debt securities may be purchased and the method of exercise.

     Additional Terms of Universal Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any universal warrants:

     - whether the universal warrants are put warrants or call warrants and whether you or we will be entitled to exercise the warrants;

     - the specific warrant property, and the amount or the method for determining the amount of the warrant property, purchasable or saleable upon exercise of each universal warrant;

     - the price at which and the currency with which the underlying securities, currencies or commodities may be purchased or sold upon the exercise of each universal warrant, or the method of determining that price;

     - whether the exercise price may be paid in cash, by the exchange of any other security offered with the universal warrants or both and the method of exercising the universal warrants; and

     - whether the exercise of the universal warrants is to be settled in cash or by delivery of the underlying securities, commodities, or both.

SIGNIFICANT PROVISIONS OF THE WARRANT AGREEMENTS

     We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The forms of warrant agreements are filed as exhibits to the registration statement. The following summaries of significant provisions of the warrant agreements and the warrants are not intended to be comprehensive and holders of warrants should review the detailed provisions of the relevant warrant agreement for a full description and for other information regarding the warrants.

     Modifications without Consent of Warrantholders. We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

     - cure any ambiguity;

     - cure, correct or supplement any defective or inconsistent provision; or

     - amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

     Enforceability of Rights of Warrantholders. The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property, if any, purchasable upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

     Registration and Transfer of Warrants. Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

     New York Law to Govern. The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     We may sell securities:

     - to the public through a group of underwriters managed or co-managed by one or more underwriters, which may include Robertson Stephens, Inc., Fleet Securities, Inc., or other affiliates;

     - through one or more agents, which may include Robertson Stephens, Fleet Securities or other affiliates; or

     - directly to purchasers.

     The distribution of the securities may be effected from time to time in one or more transactions:

     - at a fixed price, or prices, which may be changed from time to time;

     - at market prices prevailing at the time of sale;

     - at prices related to those prevailing market prices; or

     - at negotiated prices.

     Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

     The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

     - the name of the agent or the name or names of any underwriters;

     - the public offering or purchase price;

     - any discounts and commissions to be allowed or paid to the agent or underwriters;

     - all other items constituting underwriting compensation;

     - any discounts and commissions to be allowed or paid to dealers; and

     - any exchanges on which the securities will be listed.

     We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments the agents or the underwriters may be required to make.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities or warrants from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to those contracts will be equal to, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

     - the purchase by an institution of the debt securities or warrants covered under that contract will not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

     - if the debt securities or warrants are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased those debt securities or warrants not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

     Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, us or one or more of our affiliates in the ordinary course of business.

     Robertson Stephens and Fleet Securities are our wholly-owned subsidiaries. Accordingly, the distribution of securities by Robertson Stephens and/or Fleet Securities will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. In accordance with Rule 2720, no member of the NASD participating in an underwriting will be permitted to confirm sales to accounts over which it exercises discretionary authority without prior specific written approval of the customer.

     Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                                    EXPERTS

     Our consolidated financial statements incorporated in this prospectus by reference to our Current Report on Form 8-K dated May 4, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the securities offered hereby will be passed upon for us by Edwards & Angell, LLP, 101 Federal Street, Boston, Massachusetts 02110-1800. Unless otherwise specified in the applicable prospectus supplement, Sidley Austin Brown & Wood LLP, 875 Third Avenue, New York, New York 10022, will pass upon certain matters for the underwriters.

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                          [FLEETBOSTON FINANCIAL LOGO]

                       FLEETBOSTON FINANCIAL CORPORATION

                       SENIOR MEDIUM-TERM NOTES, SERIES T
                    SUBORDINATED MEDIUM-TERM NOTES, SERIES U
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

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                             PROSPECTUS SUPPLEMENT
                ------------------------------------------------

                            BEAR, STEARNS & CO. INC.
                             FLEET SECURITIES, INC.
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                                 MORGAN STANLEY
                               ROBERTSON STEPHENS
                              SALOMON SMITH BARNEY

                               NOVEMBER 27, 2001

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